EXHIBIT 10.2

Fiscal 2011 Consolidated Operating Income (1)
Executive	< $1.0 MM	$1.0 MM	$4.5 MM	$5.6 MM	$11.2 MM	> $11.2 MM
Michael J. Caliel	$ -	$ 152,500	$ 305,000	$ 610,000	$ 1,220,000	$ 1,220,000
Terry Freeman	$ -	$ 65,625	$ 131,250	$ 262,500	$ 525,000	$ 525,000
Richard A. Nix	$ -	$ 87,500	$ 175,000	$ 350,000	$ 700,000	$ 700,000
William L. Fiedler	$ -	$ 33,125	$ 66,250	$ 132,500	$ 265,000	$ 265,000
(1) Net of incentives paid to all participants